Exhibit 99.10

Central Pacific Financial Corp.

Shares of Common Stock

Offered Pursuant to Rights Distributed to Record Stockholders of Central Pacific

Financial Corp.

[  ], 2011

TO PARTICIPANTS IN THE CENTRAL PACIFIC BANK 401(k) RETIREMENT SAVINGS PLAN (THE “PLAN”):

Enclosed for your consideration is a prospectus, dated [  ], 2011 (the “Prospectus”), relating to the offering (the “Rights Offering”) by Central Pacific Financial Corp. (the “Company”). Under the Rights Offering, all holders of record of shares of the Company’s common stock, no par value (the “Common Stock”), as of 5:00 p.m., Eastern time, on February 17, 2011 (the “Record Date”) will receive transferable subscription rights (the “Rights”) described in the Company’s Prospectus.  You should read the Prospectus and all accompanying documents carefully.

AS A PLAN PARTICIPANT INVESTED IN THE CENTRAL PACIFIC BANK COMPANY STOCK FUND IN YOUR PLAN ACCOUNT, YOU ARE BEING OFFERED AN OPPORTUNITY TO PARTICIPATE IN THE RIGHTS OFFERING. TO ENABLE VANGUARD FIDUCIARY TRUST COMPANY, THE TRUSTEE OF THE PLAN, TO EXERCISE THE RIGHTS ATTRIBUTABLE TO YOUR PLAN ACCOUNT, A PROPERLY COMPLETED PLAN PARTICIPANT ELECTION FORM MUST BE RECEIVED BY THE TRUSTEE’S TABULATION AGENT NO LATER THAN 5:00 P.M., EASTERN TIME, ON [  ], 2011, FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE OF THE RIGHTS OFFERING.  THE TRUSTEE WILL NOT EXERCISE ANY RIGHTS ON YOUR BEHALF FOR WHICH THE TRUSTEE HAS NOT RECEIVED ANY INSTRUCTIONS FROM YOU BY THAT TIME.  THE TRUSTEE WILL ATTEMPT TO SELL ANY RIGHTS FOR WHICH IT HAS NOT RECEIVED INSTRUCTIONS FROM PLAN PARTICIPANTS AND ANY RIGHTS FOR WHICH A PARTICIPANT ELECTS NOT TO EXERCISE, OR ANY RIGHTS OF A PARTICIPANT WHO TIMELY SUBMITTED INSTRUCTIONS BUT WHOSE INSTRUCTIONS WERE INVALID DUE TO INSUFFICIENT ASSETS IN THEIR PLAN ACCOUNT.

As described in the Prospectus, your Plan account will be credited with one Right for each whole share of Common Stock attributable to your account under the Plan, as a result of your investment in the Central Pacific Company Stock Fund as of the close of business on the Record Date.  Each Right is exercisable for 1.3081 shares of Common Stock (the “Basic Subscription Right”).  Fractional shares resulting from the exercise of the Basic Subscription Right on an aggregate basis as to any rights holder will be eliminated by rounding down to the nearest whole share.  Your Plan account has been allocated the number of Rights documented on the enclosed Plan Participant Election Form.

If you decide to exercise your Rights, the money for your purchase will be obtained by selling shares of the other investments in your Plan account on a prorated basis from all investment funds except for the Central Pacific Bank Company Stock Fund. If your Plan account balance, excluding the Central Pacific Bank Company Stock Fund, is insufficient to pay the full subscription price for the Rights you have elected to exercise, the Trustee will NOT exercise any Rights on your behalf and will attempt to sell the Rights.  You may elect for only a portion of your Rights to be exercised if your Plan account balance will not allow you to exercise all of your available Rights.

What Happens If You Exercise Your Rights

If you exercise your Rights, the assets to cover your purchase will be sold in your Plan account on [   ], 2011.  Your assets will be segregated from the other investments within your Plan account into a separate “Rights Offering” holding fund.  Upon consummation of the Rights Offering, as soon as administratively feasible, the shares of Common Stock received by the Plan in the Rights Offering holding fund will be transferred to the Central Pacific Bank Company Stock Fund within your Plan account. There will be a period of time in which the assets held in the Rights Offering holding Fund will NOT be available for Plan transactions, such as loans or withdrawals.

For More Information

See the enclosed Prospectus and the attached Frequently Asked Questions for further information regarding your participation in the Rights Offering.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO RUSSELL YOUNG, THE INFORMATION AGENT, AT THE FOLLOWING TELEPHONE NUMBER: (808) 544-3738

ANY QUESTIONS CONCERNING YOUR PLAN ACCOUNT SHOULD BE DIRECTED TO VANGUARD PARTICIPANT SERVICES AT THE FOLLOWING TELEPHONE NUMBER: 1-800-523-1188 MONDAY THROUGH FRIDAY FROM 8:30 a.m. to 9 p.m., EASTERN TIME OR VISIT www.vanguard.com.

FREQUENTLY ASKED QUESTIONS REGARDING THE RIGHTS OFFERING AND

THE CENTRAL PACIFIC BANK 401(K) RETIREMENT SAVINGS PLAN

Q:            How will I know how many Rights have been allocated to me based on my holdings in the Central Pacific Bank Company Stock Fund in my Plan account?

A:            The enclosed Plan Participant Election Form indicates the number of Rights attributable to your Plan account.  The number of Rights reflects the number of shares of Common Stock attributable to your Plan account balance invested in the Central Pacific Bank Company Stock Fund as of the Record Date.  However, if you traded such shares before February 26, 2011, you are not able to exercise the Rights attributable to the shares that you traded and if you purchased shares of Common Stock attributable to the Central Pacific Bank Company Stock Fund from February 15, 2011 through February 25, 2011, you are able to exercise the Rights attributable to such shares.

Q:            Who will decide whether or not to exercise the Rights to acquire additional shares of Common Stock for my Plan account?

A:            As a Plan participant, you will be able to direct the Trustee as follows:

(1)           Exercise the Basic Subscription Right for all, part, or none of the Rights attributable to your Plan account

(2)           Any Rights that are not exercised (which could result from a partial or no exercise election, if there are not sufficient assets in your Plan account to cover your exercise or if you do not timely return your election form) will automatically be attempted to be sold to unrelated third parties on the New York Stock Exchange, and the proceeds from the sale, if any, will be credited to your Plan account prorated across all unexercised Rights of all similarly situated participants in the Plan.

If the Trustee’s tabulation agent does not receive your instructions by 5:00 PM Eastern time on [   ], 2011, which is five business days prior to the expiration date of the Rights Offering, it will NOT exercise any Rights on your behalf. However, as described in (2) above, unexercised rights will attempted to be sold with any proceeds credited to your Plan account as described above.

Q:            Where will the money come from to pay for the Common Stock I elect to purchase by exercising the Rights attributable to my Plan account?

A:            If you decide to exercise your Rights, the money for your purchase will be obtained by selling shares of the investments in your Plan account (excluding the Central Pacific Bank Company Stock Fund) on a prorated basis from all investment funds in your account based on the amount of money in each investment fund. On [    ], 2011, the Trustee will sell these funds and use the proceeds to participate on your behalf in the Rights Offering. If you do not currently have sufficient funds in the other investments in your Plan account, you will not be able to exercise your Rights at all.  If you wish to move money from the Central Pacific Bank Company Stock Fund to other investments in your Plan account, please contact Vanguard Participant Services.

The following table will assist you in calculating the amount you need to have in the investment funds in your Plan account excluding the Central Pacific Bank Company Stock Fund on [   ], 2011:

Estimate of 401(k) Assets Needed to Exercise Rights to Purchase CPF Shares

1. Number of rights being exercised	2. Multiply by conversion factor	3. Multiply total by subscription price of Central Pacific Bank Stock	4. Equals assets needed in non-company stock fund investments to exercise rights

	X 1.3081	X $10.00	=

Bob has 10 rights which give him the right to purchase 13 shares (10 rights x 1.3081) (rounded down to the nearest whole share).  Bob would need $130.00 available in account assets excluding the Central Pacific Bank Company Stock Fund.  Please see the example below.

Example of 401(k) Assets Needed to Exercise Rights to Purchase CPF Shares

1. Number of rights being exercised	2. Multiply by conversion factor	3. Multiply total by subscription price of Central Pacific Bank Stock	4. Equals assets needed in non-company stock fund investments to exercise rights

10	X 1.3081	X $10.00	= $130.00

If the amount available in your Plan investment funds (excluding the Central Pacific Bank Company Stock Fund) is less than the amount necessary to purchase the number of shares you wish to purchase, you will need to elect for a smaller number of shares to purchase.

Q:            What if I do not have sufficient funds in my Plan account excluding my balance in the Central Pacific Bank Company Stock Fund?

A:            If you do not have sufficient funds to exercise all of your subscription rights in accordance with your election, the Rights attributable to your Plan account will NOT be exercised at all. It is recommended that you determine in advance how much Plan account assets you will have available to exercise your Rights and, if necessary, lower your election amount to ensure that at least some of your Rights can be exercised.

Q:            If I do not have a sufficient Plan account balance to purchase all of the shares of Common Stock available under my Rights, can I personally acquire all of the shares of Common Stock available?

A:            No, you may not.

Q:            Could I lend some money to my Plan account that could be used to exercise the Rights?

A:            No.

Q:            If I want to exercise my Rights, how do I do so?

A:            If you wish to exercise your Rights to purchase additional shares of Common Stock, you should carefully read and follow the exercise instructions contained in this communication regarding the Rights Offering.

Q:            Where do I send my instructions?

A:            The enclosed Plan Participant Election Form must be delivered to Vanguard Fiduciary Trust Company, c/o Wells Fargo Bank, N.A. Shareowner Services at the address set forth below:

Wells Fargo Bank, N.A.

Shareowner Services

161 N. Concord Exchange

South St. Paul, Minnesota 55075
Attn: Voluntary Corporate Actions Department

Delivery to any address or by a method other than those set forth above will not constitute valid delivery.

Q:            When is the absolute last date for me to deliver my completed instructions to the Trustee so that I can be assured that I will be able to acquire the shares of Common Stock I want to purchase for my Plan account?

A:            In order to give the Trustee the time it needs to complete the necessary steps so that it may exercise your Rights, your completed Plan Participant Election Form must be received by the Trustee no later than the close of business on [   ], 2011, five business days prior to the expiration date of the Rights Offering.  If you are sending your completed instructions to the Trustee by mail, please allow sufficient time for mail delays or consider using an expedited overnight delivery service.  If the Trustee does not receive your instruction to exercise your Rights on or before [   ], 2011, the Trustee will not exercise any Rights on your behalf; however, as described earlier, your Rights may be sold with proceeds of the sale credited to your Plan account as described above.  The proceeds, if any, from the sale of the Rights will be aggregated and credited on a pro rata basis (based on the number of Rights attributable to the Plan account that were not exercised) to those Plan accounts that had Rights attributable to them that were not exercised.

Q:            What if the per share public trading market price of the Common Stock declines during the period after I submit my Plan Participant Election Form to the Trustee and before the time that the Trustee exercises the Rights and purchases common stock on my behalf?

A:            Once you send to the Trustee the Plan Participant Election Form, you may not revoke your exercise instructions.  If you elect to exercise your Rights, you should be aware that the market value of the Common Stock may go up or down during the period after you submit your Plan Participant Election Form to the Trustee and before the time that Common Stock is purchased under your Rights and allocated to your account under the Plan.  See the section of the Prospectus captioned “Risk Factors — Risk Factors Related to Our Common Stock — The market price of our common stock has declined significantly and is volatile.”

Q:            Will I be able to exercise an oversubscription privilege (described in the Prospectus) with respect to my Rights attributable to my Plan account?

A:            No, the oversubscription privilege is not available to Rights attributable to Plan accounts.

Q:            Can my ability to exercise my Rights be restricted by the limitation on the ownership of the Central Pacific Bank Company Stock Fund in my Plan account (currently limited to 20% of a Participant’s Plan account balance)?

A:            No, the current ownership limitation will not apply to this specific transaction.  The limitation, however, will continue to apply to all other Plan transactions.